Exhibit 99.1


                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700


Shareholder Contacts:
Stephen E. Markert, Jr. of C&D:  215-619-7835
Joseph Crivelli of Gregory FCA, for C&D:  610-642-8253


                              For Immediate Release


                    C&D Technologies Completes Acquisition of
                             Celestica Power Systems

BLUE BELL, PA - September 30, 2004 - C&D Technologies (NYSE: CHP) today announced that it has closed the acquisition of the Power Systems division of Celestica Inc. (NYSE: CLS). The all-cash transaction was valued at $52.8 million.

Celestica Power Systems is a Toronto, Ontario-based manufacturer with sales of approximately $94 million for the twelve months ending June 30, 2004. Celestica Power Systems develops DC/DC and AC/DC power supplies which are sold on a direct basis to large computing and communications original equipment manufacturers ("OEMs").

Wade H. Roberts, Jr., president and chief executive officer of C&D Technologies, stated, "The acquisition of Celestica's Power Systems operation is C&D's third completed transaction in the power electronics industry this year, thereby establishing C&D as a leading provider of power electronics solutions to major OEMs worldwide. With this acquisition, C&D gains a broader product offering, an expanded customer base and additional sophisticated, cost effective engineering resources in Shanghai, China, where C&D currently enjoys a well established presence. Clearly, these additional resources will enhance C&D's product development capabilities. We expect the transaction to be accretive to earnings per share in the current fiscal year."

C&D Technologies will hold a conference call on Wednesday, October 6 at 9:00 a.m. Eastern Daylight Time to discuss its recent acquisitions and plans for the Power Electronics Division. To participate, please call 706-679-4521 approximately five minutes before the conference call start time. A replay of the conference call will be available at approximately 12:00 p.m. and will remain available until midnight on Wednesday, October 20, 2004. Please call 800-642-1687 (706-645-9291 for international callers) and enter pin number 1263169 to access the replay.

                                     (more)


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A simultaneous  webcast of the  conference  call may be accessed at the investor relations section of our website at http://www.cdtechno.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until October 20, 2004.

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2004, or the quarterly reports filed on Form 10-Q thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.


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SOURCE C&D Technologies, Inc.